Exhibit 99.1
                                  News Release
September 29, 2000                                         Symbols: CDNX - WIZ
                                                                     OTC - WIZZF
                                                                     FWB - WSJ

         WSI INTERACTIVE BUILDS TECHNOLOGY DATA CENTRE WITH IBM CANADA.

WSi Interactive Corporation is pleased to announce the completion of a world-class technology data centre. The data centre delivers state-of-the-art reliability, ironclad security, and scalable capacity to meet the escalating demands of e-business activities. This facility will be used specifically for Web technologies, Web hosting applications, data warehousing and the latest in streaming video technologies. The data centre is strategically located at Harbour Centre, the central Internet hub for Vancouver.

"WSi strives to be a leading force in every facet of our business; this data centre exemplifies our ability to reach this goal and enhances our existing Internet infrastructure," says Theo Sanidas, WSi President.

One of the data centre's most important features is the Enterprise Storage Server, also known as the "Shark", IBM's most sophisticated disk storage system based on a modular, Seascape(TM) architecture. The "Shark" provides limitless data storage capabilities and the means to easily scale and manage that data to accommodate data center growth. The "Shark", which is scalable to eleven Terabytes, was designed to work in heterogeneous environments and across all platforms; it is the cornerstone of IBM's open storage networking initiative.

The data centre also features the following components: four redundant Internet backbone providers that give WSi clients stable and continuous access to the Internet; Cisco's Enterprise Class Catalyst 6000 scalable switching technology that delivers high-performance, multilayer switching solutions; the Cisco Secure PIX Firewall Series offering strong security and outstanding performance; the Cisco LocalDirector, a sophisticated server Load Balancing management system; and the Liebert Series 300 Uninterruptible Power Supply that ensures reliable constant power protection from utility frequency and voltage variations. To ease the burden of systems administration, WSi has also invested in CCC Network Systems' FreeVision controller, an Enterprise Class, scalable server management solution that is used to manage all WSi's servers from one central location.

"This data centre should be an exciting synergy between IBM proven enterprise technology and WSi's dynamic approach to incubating start-ups." Says Gordon Weinstein, Client Manager Business Development, IBM Canada Ltd.

Designed to deliver unmatched reliability, scalability, capacity, cost-effectiveness and flexibility, the data centre serves as a platform for future Online Service facilities around the world. Due to the immense capabilities of the data centre and the possibility for unlimited growth, WSi is actively seeking partners to fully utilize this resource.

In other news, WSi Interactive Corp. will be releasing the June 30th 4th Quarter and year-end results on October 5, 2000.

WSi Interactive Corporation is pleased to announce it will be conducting its annual general shareholder meeting on November 20, 2000 at 2:00pm. The meeting will be held at the Terminal City Club, 837 West Hastings in Vancouver, BC, Canada. The meeting will provide shareholders with an opportunity to meet with the Company's management team and conclude with a tour of the company's facilities.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

ABOUT IBM

IBM (NYSE:IBM) develops and delivers products, services and support programs that help companies in the fast-emerging Net Generation marketplace establish their businesses and become profitable. Drawing on resources from IBM and from the 90,000 IBM Business Partners, IBM's Net Generation Business is helping Internet Service Providers, Web hosting companies, portals and born-on-the-Web companies take advantage of the tremendous business opportunity before them. For more information on how IBM is helping Net Generation companies, visit HTTP://WWW.IBM.COM/SOLUTIONS/NETGENERATION.

To receive information on WSi by e-mail or fax, please forward your Internet address or fax # to INFO@WS-I.COM / fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636
Website:  WWW.WS-I.COM

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.